SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

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                              C-PHONE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

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     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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
                               C-PHONE CORPORATION
                         ANNUAL MEETING OF SHAREHOLDERS


















                          Notice of Annual Meeting and
                                 Proxy Statement

                               C-PHONE CORPORATION
                             6714 NETHERLANDS DRIVE
                        WILMINGTON, NORTH CAROLINA 28405

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 AUGUST 4, 2000

The Annual Meeting of shareholders of C-Phone Corporation will be held at the Landfall Park Hampton Inn & Suites, 1989 Eastwood Road, Wilmington, North Carolina at 9:00 a.m. (Local time), on Friday, August 4, 2000, for the following purposes:

         1. To elect seven directors of C-Phone to serve until the next annual meeting of shareholders;

         2. To ratify the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending February 28, 2001; and

         3. To transact any other business properly before the Annual Meeting or any adjournments thereof.


Shareholders of record at the close of business on June 15, 2000 will be entitled to vote at the meeting and any adjournment of the meeting.

Attendance at the meeting will be limited to shareholders, those holding proxies from shareholders, and invited guests from the media and financial community.

This Proxy Statement, accompanying form of proxy, and C-Phone's Annual Report to Shareholders are being mailed on or about June 22, 2000.

By order of the Board of Directors,

Tina L. Jacobs
Secretary

June 16, 2000
Wilmington, North Carolina

                               C-PHONE CORPORATION
                             6714 NETHERLANDS DRIVE
                        WILMINGTON, NORTH CAROLINA 28405

                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS

                                 AUGUST 4, 2000

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of C-Phone Corporation of proxies to be voted at the Annual Meeting of Shareholders to be held on Friday, August 4, 2000, and at any adjournment of the meeting. The following questions and answers provide important information about the Annual Meeting and this Proxy Statement.

WHAT AM I VOTING ON?

o Election of seven directors (Mr. Paul H. Albritton, Mr. Daniel P. Flohr, Mr. Seymour L. Gartenberg, Ms. Tina L. Jacobs, Mr. Donald McCoy, Mr. E. Henry Mize and Mr. Stuart E. Ross).

o Ratification of the appointment of Ernst & Young LLP as C-Phone's independent auditors.

WHO IS ENTITLED TO VOTE?

Shareholders as of the close of business on June 15, 2000 are entitled to vote at the Annual Meeting. You are entitled to one vote for each share of common stock you held on this date, including shares:

o   Held directly in your name as the "shareholder of record"

o   Held for you in an account with a broker, bank or other nominee

HOW DO I VOTE BY PROXY?

Sign and date each proxy form you receive and return it in the prepaid envelope. If you return your signed proxy, but do not indicate your voting preferences, we will vote on your behalf FOR the election of the seven nominees for director listed above, and FOR the ratification of the appointment of our independent auditors. Sign your name exactly as it appears on the proxy form. If you are signing in a representative capacity (for example, as an attorney, executor, administrator, guardian, trustee or officer or agent of a company or partnership), you should indicate your name and your title or capacity. If the stock is held in custody for a minor (for example, under the Uniform Transfers to Minors Act), the custodian should sign, not the minor. If the stock is held in joint ownership, both owners must sign.

You have the right to revoke your proxy anytime before the meeting by (1) notifying C-Phone's Secretary in writing, or (2) delivering to us a later-dated proxy. If you are a shareholder of record, you also may revoke your proxy by voting in person at the meeting.

HOW DO I VOTE IN PERSON?

If you are a shareholder of record, you may vote your shares in person at the meeting. However, we encourage you to vote by proxy card even if you plan to attend the meeting.

HOW DO I VOTE MY SHARES THAT ARE HELD BY MY BROKER?

If you have shares held by a broker or other nominee, you may instruct your broker or other nominee to vote your shares by following instructions that the broker or nominee provides to you. Most brokers accept instructions by mail, telephone and Internet.

WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

It means that your shares are registered in more than one account. To ensure that all your shares are voted, sign and return each card that you receive from us or from your broker.

WHO WILL COUNT THE VOTES?

A representative of our company will tabulate the votes and act as the inspector of election.

WHAT CONSTITUTES A QUORUM?

A majority of the outstanding shares, present or represented by proxy, constitutes a quorum for the Annual Meeting. As of the June 15, 2000 record date, 8,990,092 shares of our common stock were issued and outstanding.

HOW MANY VOTES ARE NEEDED FOR APPROVAL OF EACH ITEM?

Directors will be elected by a plurality of the votes cast at the Annual Meeting, meaning that the seven nominees receiving the most votes will be elected as directors. Only votes cast for a nominee will be counted, EXCEPT THAT THE ACCOMPANYING PROXY WILL BE VOTED FOR THE SEVEN MANAGEMENT NOMINEES UNLESS THE PROXY CONTAINS INSTRUCTIONS TO THE CONTRARY. Abstentions, broker non-votes (discussed below), and instructions to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes. However, such action will not reduce the number of votes otherwise received by the nominees. A "broker non-vote" occurs when a broker submits a proxy that does not indicate a vote for some of the proposals because the beneficial owners have not instructed the broker on how to vote on such proposals and the broker does not have discretionary authority to vote in the absence of instructions.

All other proposals, including ratification of Ernst & Young as our independent auditors, will be approved if the votes cast for the proposal exceed those cast against the proposal. Abstentions and broker non-votes will not be counted either for or against the proposal.

WHAT PERCENTAGE OF STOCK DO THE DIRECTORS AND OFFICERS OWN?

Together, they own approximately 12% of our outstanding common stock as of the June 15, 2000 record date. (See page 5 for details.)

WHEN ARE SHAREHOLDER PROPOSALS FOR THE 2001 MEETING DUE?

It is expected that our 2001 Annual Meeting will be held in August 2001. To be considered for inclusion in next year's Proxy Statement, a shareholder proposal must be submitted in writing and received by us no later than February 28, 2001. Address proposals to C-Phone Corporation, 6714 Netherlands Drive, Wilmington, North Carolina 28405, Attention: Secretary.

ITEM 1.  ELECTION OF DIRECTORS

Our By-Laws provide for a Board of Directors of not less than three directors. Our Board of Directors has fixed the number of directors at seven. Each director will serve until the next annual meeting of shareholders and until his or her respective successor is elected and qualified or until his or her earlier resignation. The persons named in the accompanying form of proxy, unless otherwise instructed, intend to vote the shares of Common Stock covered by valid proxies FOR the election of the seven persons named below, each of whom has been designated by our Board of Directors as a nominee for election as director. If any of these persons does not continue to be available for election, our Board may, by resolution, provide for a lesser number of directors or designate a substitute. In the latter event, the persons named in the accompanying form of proxy will have discretionary power to vote for a substitute and will have discretionary power to vote or withhold their vote for any additional nominees named by shareholders. We presently do not know of any circumstances which would render any of the following persons unavailable to continue to serve as a director, if elected.

BIOGRAPHICAL INFORMATION

Information regarding each director, including each nominee for election, is set forth on the following pages.

THE BOARD RECOMMENDS A VOTE FOR THESE NOMINEES.

PAUL H. ALBRITTON                                            Director since 2000
President and Chief Executive Officer                                     Age 56

Mr. Albritton has been with our company since May 1994 and has served as President and Chief Executive Officer since March 2000. Prior to that time, he served as our Vice President and Chief Financial Officer.

DANIEL P. FLOHR                                 Chairman and Director since 1986
President and Chief Executive Officer of FiberCity Networks, Inc.         Age 45

Mr. Flohr co-founded our company in March 1986 with Ms. Jacobs and served as President and Chief Executive Officer from our inception until March 2000. Mr. Flohr continues to serve as our Chairman and as a strategic advisor to our company. Mr. Flohr also is the founder and President and Chief Executive Officer of FiberCity Networks, Inc., a recently organized telecommunications service provider.

TINA L. JACOBS                                               Director since 1986
Secretary and Treasurer                                                   Age 40

Ms. Jacobs co-founded our company in March 1986 with Mr. Flohr and has served as our Secretary and Treasurer since that time. Ms, Jacobs also served as our Executive Vice President and Chief Operating Officer from our inception until March 2000.

STUART E. ROSS                                               Director since 1993
Vice President and Director of Engineering;                               Age 40

Mr. Ross has served as our Vice President and Director of Engineering since January 1994.

SEYMOUR L. GARTENBERG                                        Director since 1994
Business consultant, private investor                                     Age 69

Mr. Gartenberg has been a business consultant and private investor since 1991. Previously, he was Executive Vice President of Sony Music Entertainment Inc. (and its predecessors, CBS Records Inc. and CBS/Records Group, a division of CBS Inc.), a multinational record company.

DONALD S. MCCOY                                              Director since 1995
Technology assessment and planning consultant                             Age 69

Mr. McCoy has been a technology assessment and planning consultant, specializing in the field of consumer electronics, since 1989. Previously, he was Vice President of CBS Inc and general manager of the CBS Technology Center.

E. HENRY MIZE                                                Director since 1994
Private investor                                                          Age 58

Mr. Mize has been a private investor since 1992. Previously, he was Vice President, Regional Sales for the Northeast and Southeast United States, of Philip Morris USA, a consumer goods company.

Except with respect to Mr. Flohr and Ms. Jacobs, there are no family relationships among our directors or executive officers.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board has established the following committees:

AUDIT COMMITTEE

The Audit Committee currently consists of Mr. Gartenberg (Chairman), Ms. Jacobs, Dr. McCoy and Mr. Mize. The Audit Committee, among other things:

o   Confers with the independent auditors and financial officers of our company
o Oversees our internal controls, audits, financial reporting and compliance programs
o Recommends to our Board of Directors the independent auditors to be selected to audit our annual financial statements and oversees their activities
o   Approves any special assignments given to our independent auditors

COMPENSATION COMMITTEE

The Compensation Committee currently consists of Mr. Mize (Chairman), Mr. Gartenberg and Dr. McCoy. The Compensation Committee, among other things:

o   Reviews the compensation levels of our executive officers
o Makes recommendations to our Board of Directors regarding salaries and incentive programs
o   Administers our stock option plan and make grants under the plan

During Fiscal 2000, there were 11 meetings of the Board of Directors, five meetings of the Compensation Committee and four meetings of the Audit Committee. During this period, each director attended at least 75% of all meetings of the Board of Directors and of the committees thereof on which he or she served.

We do not have a separate nominating committee. Our Board of Directors will consider nominees recommended by shareholders for election as director at the 2001 Annual Meeting, provided that any such recommendation is submitted in writing by February 28, 2001 to the Board of Directors, c/o C-Phone Corporation, 6714 Netherlands Drive, Wilmington, North Carolina 28405; Attention: Secretary. Any recommendation must be accompanied by a description of the proposed nominee's qualifications and other relevant biographical information and the consent of the proposed nominee to serve.

DIRECTORS' COMPENSATION

Employee directors receive no additional compensation for serving on our Board or Committees. We currently pay our outside directors (Mr. Gartenberg, Dr. McCoy and Mr. Mize ) an annual fee of $5,000 and reimburse them for out-of-pocket expenses incurred in connection with their services as directors. In addition, we annually grant to each of our outside directors a non-qualified option under our stock option plan to purchase 2,500 shares of our common stock (exercisable at the fair market value of our common stock on the date of grant).

EXECUTIVE OFFICERS OF OUR COMPANY

Our executive officers are appointed by, and serve at the discretion of, our Board of Directors. In addition to Mr. Albritton, Ms. Jacobs and Mr. Ross, whose business experience is set forth above, Mr. Kurt Svendsen is Vice President and Chief Financial Officer of our company. Mr. Svendsen, age 43, has been with our company since December 1998, has served in his present position since March 2000 and, prior to then, was our controller. From August 1997 to November 1998, Mr. Svendsen was the Manager, Operations Finance, of Bell & Howell Mail Processing Co., a Bell & Howell Corp. subsidiary engaged in providing worldwide hardware and software solutions for high volume mail processing. From June 1995 until July 1997, he was Controller of Meineke Discount Muffler Shops, Inc., a franchisor of automobile repair franchises.

PRINCIPAL SHAREHOLDERS

The following table sets forth the number of shares of our common stock beneficially owned by (a) each person or group who is known to us to be the beneficial owner of more than 5% of our outstanding common stock, (b) each of our current directors (who also are the nominees for election as directors at this Annual Meeting), (c) each of our executive officers named in the Summary Compensation Table appearing on page 6, and (d) all our directors and executive officers, as a group (eight persons). Except as indicated in the footnotes to this table, we believe that the persons named in this table have sole voting and investment power with respect to the shares of our common stock indicated.

Name                       Shares Beneficially Owned         Percent of Class
---------------            -------------------------         ----------------
Daniel P. Flohr                   1,071,223(1)                     11.9%
Tina L. Jacobs                    1,071,223(1)                     11.9%
Paul H. Albritton                    46,667(2)                         *
Stuart E. Ross                       35,567(3)                         *
Seymour L. Gartenberg                32,500(4)                         *
E. Henry Mize                        18,500(5)                         *
Donald S. McCoy                      15,000(3)                         *
James Jarvis(6)                             0                         --
All executive officers and        1,222,791(7)                     13.4%
 directors, as a group
---------------
 * less than 1%

(1) Consists of (a) 727,298 shares owned directly by Mr. Flohr, (b) 307,925 shares owned directly by Ms. Jacobs, and (c) 36,000 shares owned by trusts for the benefit of Mr. Flohr's and Ms. Jacobs' minor children, the sole trustee of which is Mr. Flohr's mother. Mr. Flohr and Ms. Jacobs are husband and wife and their address is c/o C-Phone Corporation, 6714 Netherlands Drive, Wilmington, North Carolina 28405.

(2) Consists of (a) 15,000 shares owned directly by Mr. Albritton and (b) 31,667 shares issuable upon exercise of that portion of options granted pursuant to our stock option plan that are presently exercisable or are scheduled to become exercisable within 60 days after the date of this proxy statement.

(3) Consists solely of shares issuable upon exercise of that portion of options granted pursuant to our stock option plan that are presently exercisable or are scheduled to become exercisable within 60 days after the date of this proxy statement.

(4) Consists of (a) 20,000 shares owned directly by Mr. Gartenberg and (b) 12,500 shares issuable upon exercise of that portion of options granted pursuant to our stock option plan that are presently exercisable or are scheduled to become exercisable within 60 days after the date of this proxy statement.

(5) Consists of (a) 1,000 shares owned directly by Mr. Mize and (b) 17,500 shares issuable upon exercise of that portion of options granted pursuant to our stock option plan that are presently exercisable or are scheduled to become exercisable within 60 days after the date of this proxy statement.

(6) Mr. Jarvis was our Vice President, Marketing and Sales, until October 29, 1999.

(7) Consists of the shares referred to in notes (1), (2), (3), (4) and (5) to this table and 3,334 shares issuable upon exercise of that portion of options granted to an executive officer pursuant to our stock option plan that are presently exercisable or are scheduled to become exercisable within 60 days after the date of this proxy statement.

We do not know of any arrangements, including any pledge by any person of our securities, the operation of which at a subsequent date may result in a change in control of our company.

EXECUTIVE COMPENSATION

The following table shows the compensation paid to Mr. Flohr, our former chief executive officer, Mr. Albritton, our current chief executive officer, and each of our other executive officers who received cash compensation from us aggregating at least $100,000 during Fiscal 2000.

                                      SUMMARY COMPENSATION TABLE

                                                                     Long-Term
                                                Annual             Compensation
                                            Compensation(1)            Awards
                                            ---------------   ----------------------
Name and Principal                Fiscal                        Number of Securities      All Other
Position for Which Compensated     Year         Salary        Underlying Options (#)(2)  Compensation
------------------------------     -----    ---------------   ----------------------     ------------
Daniel P. Flohr(3)                 2000        $ 97,756                   --                     --
President and Chief                1999        $122,846                   --                     --
  Executive Officer                1998        $130,000                   --                     --

Paul H. Albritton(4)               2000        $120,000               15,000                     --
Vice President and Chief           1999        $113,178               15,000                     --
 Financial Officer                 1998        $ 80,000               10,000                     --

Tina L. Jacobs(5)                  2000        $ 99,263                   --                     --
  Executive Vice President and     1999        $110,000                   --                     --
  Chief Operating Officer          1998        $110,000                   --                     --

Stuart E. Ross                     2000        $120,000               25,000                     --
  Vice President and               1999        $115,833               14,150                     --
  Director of Engineering          1998        $112,288                   --                     --

James Jarvis(6)                    2000        $108,173                   --                $25,000
  Vice President, Marketing        1999        $ 67,614              100,000                $38,013
  and Sales                          --              --                   --                     --
-----------------------

(1) During each of the three fiscal years ended February 29, 2000, we provided certain personal benefits to our executive officers which benefits to any such individual did not exceed the lesser of $50,000 or 10% of the cash compensation received by such individual. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

(2) Represents shares of our common stock issuable upon exercise of incentive stock options granted under our stock option plan. See "Stock Option Plan."

(3) In light of his other business interests, Mr. Flohr resigned as President and Chief Executive Officer of our company on March 6, 2000. He remains as Chairman of the Board of our company and will continue to act as a strategic advisor for us at an annual salary of $50,000.

(4) Mr. Albritton was promoted to President and Chief Executive Officer of our company on March 6, 2000. In connection with his promotion, his annual salary was increased to $150,000 and he was granted options to purchase 100,000 shares of common stock under our stock option plan.

(5) Ms. Jacobs resigned as Executive Vice President and Chief Operating Officer of our company on March 6, 2000. She remains our Secretary and Treasurer at an annual salary of $25,000

(6) Mr. Jarvis was an executive officer of C-Phone from September 18, 1998 until October 29, 1999. Other compensation in fiscal 2000 consisted of a severance payment. Other compensation in fiscal 1999 consisted of a relocation allowance paid to Mr. Jarvis in connection with his relocation to North Carolina.

STOCK OPTIONS

Stock Options Granted in Fiscal 2000

The following table sets forth information concerning individual grants of stock options made during Fiscal 2000 to each of our executive officers named in the Summary Compensation Table who received a grant of options during such fiscal year. We did not grant any stock appreciation rights during Fiscal 2000.

                         Number of        % of Total Options
                        Securities            Granted to          Exercise
                    Underlying Options       Employees in           Price       Expiration
 Name                   Granted (#)           Fiscal Year        (Per Share)       Date
 ----                   -----------           -----------        -----------       ----
Paul H. Albritton          15,000                 9.8%             $1.375         9/1/04
Stuart E. Ross             25,000                16.4%             $1.375         9/1/04

Stock Options Held at the End of Fiscal 2000

The following table sets forth the total number of exercisable and unexercisable stock options held by each of our executive officers named in the Summary Compensation Table who held any stock options as of February 29, 2000. No options to purchase our common stock were exercised by any of our executive officers during Fiscal 2000 and no stock appreciation rights were outstanding at February 29, 2000.

                            Number of Securities         Value of Unexercised
                       Underlying Unexercised Options    In-the-Money Options
                            at February 29, 2000        at February 29, 2000(1)
                        --------------------------    --------------------------
 Name                   Exercisable  Unexercisable    Exercisable  Unexercisable
 ----                   -----------  -------------    -----------  -------------
Paul H. Albritton          36,667        28,333           $0          $17,813
Stuart E. Ross             45,567        34,433           $0          $29,688
-----------------------

(1) Based upon the $2.5625 closing sales price of our common stock on February 29, 2000.

Description of Stock Option Plan

The C-Phone 1994 Amended and Restated Stock Option Plan initially was adopted by our Board of Directors on August 16, 1994 and approved by our shareholders on August 4, 1995. The stock option plan was subsequently amended by the Board of Directors on November 28, 1995 and August 1, 1996. On December 2, 1998, the Board of Directors amended the stock option plan to increase the number of shares of our common stock authorized for issuance upon exercise of options granted under the stock option plan from 500,000 shares to 875,000 shares. This amendment was approved by our shareholders on August 6, 1999. As of June 15, 2000, options for an aggregate of 83,420 shares of our common stock granted under the stock option plan had been exercised, options for 536,850 shares of our common stock, at exercise prices ranging from $0.84375 to $10.375 per share, were outstanding and 254,730 shares of our common stock were available for the grant of future options. The stock option plan will terminate on August 16, 2004, though options granted prior thereto may expire after such date.

The stock option plan provides for the grant of options to our directors, executive officers and other key employees and consultants and is intended to provide an incentive to continued employment or association by enabling such persons to acquire a proprietary interest in our company and by offering comparable incentives to enable us to better to attract, compete for and retain highly qualified individuals, as well as to associate the interests of such persons with those of our company and its shareholders. The stock option plan permits the grant of options that are either incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986 or options which do not qualify as incentive stock options (known as non-qualified stock options). Incentive stock options may be granted only to our employees. An incentive stock option must expire within ten years from the date it is granted (five years in the case of such options granted to a holder of more than 10% of our outstanding common stock). Incentive stock options are first exercisable not earlier than one year from the date of grant. The exercise price of an incentive stock option must be at least equal to the fair market value of our common stock on the date such incentive stock option is granted (or 110% of the fair market value of our common stock in the case of such options granted to a holder of more than 10% of our outstanding common stock). To the extent that the aggregate fair market value of our common stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year exceeds $100,000, such options will be treated as non-qualified stock options. We may issue non-qualified stock options under the stock option plan to our directors, executive officers and key employees as well as any advisors and consultants. The exercise price of a non-qualified stock option must be at least equal to the fair market value of our common stock on the date such option is granted and will have such expiration date and vesting schedule as determined by the Compensation Committee at the time of grant.

Upon exercise of an option issued under the stock option plan, payment is required to be made in cash or, if permitted by the applicable option agreement, by delivery of (i) shares of common stock, (ii) currently exercisable options to acquire common stock or (iii) other property valued at its then fair market value. Options are not transferable by the optionee, other than by will or the applicable laws of descent and distribution. In the event of termination of the optionee's relationship with our company other than for cause, the optionee's options will expire on the earlier of stated expiration or three months after the date of termination (except in the case of death, disability or retirement, in which event the period is extended to 12 months). Upon a change in control of our company (as defined in the stock option plan), all options outstanding become immediately exercisable in full.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

Daniel Flohr had served as our President and Chief Executive Officer pursuant to an employment agreement, dated as of March 1, 1994, as amended. Mr. Flohr's employment agreement is automatically renewed annually unless notice of non-renewal is given by either party at least six months prior to the end of the then current term. In the event that Mr. Flohr's employment is terminated by our company for any reason without cause and prior to expiration of the then current term, Mr. Flohr would be entitled to receive, in one lump sum, the aggregate base salary that he would have received had he been employed through the end of the then current term. During December 1998, Mr. Flohr advised our Board of Directors that he wanted to devote part of his business time to a venture that we had investigated and our Board of Directors had determined that our company should not further pursue. The Board of Directors gave Mr. Flohr permission to do so with the understanding that the venture would not materially interfere with his full-time responsibilities to our company and that Mr. Flohr's annual salary would be reduced from $130,000 to $100,000. Effective March 6, 2000 and in connection with the surrendering of his President and Chief Executive Officer responsibilities, Mr. Flohr's annual base salary was further reduced to $50,000.

Tina Jacobs had served as our Executive Vice President and Chief Operating Officer pursuant to an employment agreement, dated as of March 1, 1994, as amended. Ms. Jacobs' employment agreement is automatically renewed annually unless notice of non-renewal is given by either party at least six months prior to the end of the then current term. In the event that Ms. Jacobs' employment is terminated by C-Phone for any reason without cause and prior to expiration of the then current term, Ms. Jacobs would be entitled to receive, in one lump sum, the aggregate base salary that she would have received had she been employed through the end of the then current term. Effective March 6, 2000 and in connection with the surrendering of her Executive Vice President and Chief Operating Officer responsibilities, Ms. Jacob's annual base salary was reduced from $110,000 to $25,000.

Stuart Ross serves as our Vice President and Director of Engineering pursuant to an employment agreement, dated as of December 3, 1998, at an annual base salary of $120,000. Mr. Ross' employment agreement is automatically renewed at the end of each calendar year beginning in 2000 unless notice of non-renewal is given by either party at least four months prior to the end of the then current year. In the event that Mr. Ross' employment is terminated by us without cause, and prior to expiration of the then current term, Mr. Ross would be entitled to continue to receive his base salary for a period of six months. Mr. Ross' employment agreement also provides that, for a period of one year following his termination of employment, he will not, in any capacity, compete with us in any business which existed during his employment with us or was being developed by us.

We maintain a $1,500,000 key person insurance policy on the life of Mr. Flohr, of which our company is the beneficiary for $1,000,000 and Ms. Jacobs (Mr. Flohr's wife) is the beneficiary for $500,000. Ms. Jacobs reimburses us for the cost of her pro rata share of the policy. We also maintain a $500,000 key person insurance policy on the life of Mr. Ross, of which our company is the sole beneficiary.

CERTAIN TRANSACTIONS

Mr. Flohr and Ms. Jacobs own our Wilmington, North Carolina facility, including the land on which the facility is located, and lease it to us pursuant to a triple net lease at an annual rate of $75,360 expiring on April 30, 2002. We are responsible for all costs and expenses, including applicable taxes, relating to the facility. Mr. Flohr and Ms. Jacobs have agreed to delay, until May 1, 2001, their right to adjust the annual rent to the fair market value on the facility. We believe that the terms and conditions of the lease are no less favorable to us than those available from unaffiliated third parties. Mr. Flohr and Ms. Jacobs also allow us to use approximately 9,000 square feet of a 1.4 acre adjacent parcel of land owned by them as a parking area for our employees and customers, in consideration for which we provide minimal maintenance of the parking area and pays approximately $504 per year of real estate taxes on this parcel.

SECTION 16(b) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon our review of Forms 3, 4 and 5 filed with the Securities and Exchange Commission and us under the Securities Exchange Act of 1934 and a review of written representations received by us, no person who at any time during Fiscal 2000 was a director, executive officer or beneficial owner of 10% or more of the outstanding shares of our common stock failed to file, on a timely basis, the reports required by Section 16(a) of the Securities Exchange Act.

ITEM 2.  RATIFICATION OF INDEPENDENT AUDITORS

Our Board of Directors, on the recommendation of the Audit Committee, has appointed the firm of Ernst & Young LLP as independent auditors for our company for the fiscal year ending February 28, 2001. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions. Those representatives will have the opportunity to make a statement if they desire to do so.

On March 7, 2000, we appointed Ernst & Young, LLP as our independent auditors, and dismissed PricewaterhouseCoopers LLP. Our Audit Committee and Board of Directors participated and approved the decision to change independent auditors. The reports of PricewaterhouseCoopers LLP on our financial statements for the past two years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. In connection with its audits of the two most recent fiscal years, there have been no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PricewaterhouseCoopers LLP would have caused them to make reference thereto in their report on the financial statements for such years.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR RATIFYING THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE CURRENT FISCAL YEAR.

OTHER MATTERS

As of the date of this proxy statement, our management did not know of any matters to be presented for consideration at the Annual Meeting other than those described in this proxy statement. If any other matters properly come before the Annual Meeting, the accompanying form of proxy confers discretionary authority with respect to those matters, and the persons named in the accompanying form of proxy intend to vote that proxy, to the extent entitled, in accordance with their best judgment.

We will bear the cost of the Annual Meeting and the cost of soliciting proxies in the accompanying form, including the cost of mailing this proxy statement. In addition to solicitation by mail, our directors, executive officers and regular employees (none of whom will be additionally compensated for such services) may solicit proxies by telephone or otherwise. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward forms of proxy and proxy materials to their principals and we will reimburse them for their reasonable expenses in connection therewith.

We will furnish, without charge, to each person whose proxy is being solicited, upon written request, a copy of our Annual Report on Form 10-KSB for the fiscal year ended February 29, 2000 including the financial statements, notes to the financial statements and the financial schedules contained therein. Copies of any exhibits thereto also will be furnished upon the payment of a reasonable duplicating charge. Written requests for copies of any such materials should be directed to Kurt Svendsen, Chief Financial Officer, C-Phone Corporation, 6714 Netherlands Drive, Wilmington, North Carolina 28405.

By Order of the Board of Directors

Tina L. Jacobs
Secretary

June 16, 2000

                           --------------------------

PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

                               C-PHONE CORPORATION
             PROXY - ANNUAL MEETING OF SHAREHOLDERS - AUGUST 4, 2000
                 (SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS)

The undersigned shareholder of C-Phone Corporation hereby constitutes and appoints Daniel P. Flohr, Tina L. Jacobs and Paul H. Albritton, and each of them, the attorneys and proxies of the undersigned, with full power of substitution, to represent and to vote on behalf of the undersigned all of the shares of C-Phone Corporation common stock which the undersigned is entitled to vote at the Annual Meeting of shareholders to be held at the Landfall Park Hampton Inn & Suites, 1989 Eastwood Road, Wilmington, North Carolina on August 4, 2000, at 9:00 a.m., and at any adjournments thereof, upon the following proposals which are more fully described in the notice of, and proxy statement for, the Annual Meeting.

(1)  Election of Directors   FOR all nominees listed below (except  [ ]   WITHHOLD AUTHORITY                     [ ]
                             as marked to the contrary below)             to vote for all nominees listed below

   PAUL H. ALBRITTON, DANIEL P. FLOHR, SEYMOUR L. GARTENBERG, TINA L. JACOBS,
                 DONALD S. MCCOY, E. HENRY MIZE, STUART E. ROSS

     (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,
            WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

                         ------------------------------

(2)  Proposal to ratify the selection of Ernst & Young LLP as our company's     [ ] FOR   [ ] AGAINST   [ ] ABSTAIN
     independent auditors for the fiscal year ending February 28, 2001.

     EACH OF THE FOREGOING MATTERS HAS BEEN PROPOSED BY OUR BOARD OF DIRECTORS AND IS INDEPENDENT AND NOT CONDITIONED ON THE APPROVAL OF ANY OTHER MATTER.

(3) In their discretion, upon such other matters as properly may come before the Annual Meeting.

                  (Continued and to be signed on reverse side.)

Said attorneys and proxies, or their substitutes (or if only one, that one) at said Annual Meeting, and any adjournments thereof, may exercise all of the powers hereby given. Any proxy heretofore given is hereby revoked.

Receipt is acknowledged of the Notice of Annual Meeting of shareholders, the Proxy Statement accompanying said Notice and the Annual Report to shareholders for the fiscal year ended February 29, 2000.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND EACH OF THE ABOVE PROPOSALS.

IN WITNESS WHEREOF, the undersigned has signed this proxy.

                                    Dated: _______________, 2000


                                    ------------------------------------
                                    Shareholder(s) signature

                                    ------------------------------------
                                    Shareholder(s) signature

                                    NOTE: Signature(s) of shareholder should correspond exactly with the name(s) shown hereon. If shares are held jointly, both holders should sign. Attorneys, executors, administrators, trustees, guardians or others signing in a representative capacity should give their full titles. Proxies executed in the name of a corporation should be signed on behalf of the corporation by its president or other authorized officer.

I DO [ ]  DO NOT [ ] EXPECT TO ATTEND THE ANNUAL MEETING.

        NOTE: This proxy, properly filled in, dated and signed, should be returned promptly in the enclosed envelope.